Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205156

PRICING TERM SHEET

Dated July 13, 2015

CVS HEALTH CORPORATION

Issuer:	CVS Health Corporation (“CVS”)

Description of Securities:

$2,250,000,000 1.900% Senior Notes due 2018 (“2018 Notes”)

$2,750,000,000 2.800% Senior Notes due 2020 (“2020 Notes”)

$1,500,000,000 3.500% Senior Notes due 2022 (“2022 Notes”)

$3,000,000,000 3.875% Senior Notes due 2025 (“2025 Notes”)

$2,000,000,000 4.875% Senior Notes due 2035 (“2035 Notes”)

$3,500,000,000 5.125% Senior Notes due 2045 (“2045 Notes” and collectively, the “Notes”)

Settlement Date:	July 20, 2015 (T+5)[1]

Maturity Date:	July 20, 2018 for the 2018 Notes July 20, 2020 for the 2020 Notes July 20, 2022 for the 2022 Notes July 20, 2025 for the 2025 Notes July 20, 2035 for the 2035 Notes July 20, 2045 for the 2045 Notes

Issue Price:

99.930% of principal amount for the 2018 Notes

99.926% of principal amount for the 2020 Notes

99.957% of principal amount for the 2022 Notes

98.994% of principal amount for the 2025 Notes

98.443% of principal amount for the 2035 Notes

99.635% of principal amount for the 2045 Notes

Coupon:	1.900% for the 2018 Notes 2.800% for the 2020 Notes 3.500% for the 2022 Notes 3.875% for the 2025 Notes 4.875% for the 2035 Notes 5.125% for the 2045 Notes

Benchmark Treasury:

2018 Notes: 0.875% UST due July 15, 2018

2020 Notes: 1.625% UST due June 30, 2020

2022 Notes: 2.125% UST due June 30, 2022

2025 Notes: 2.125% UST due May 15, 2025

2035 Notes: 2.500% UST due February 15, 2045

2045 Notes: 2.500% UST due February 15, 2045

[1]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Benchmark Treasury Price & Yield:	2018 Notes: 99-13 1/4; 1.074% 2020 Notes: 99-18 1/4; 1.716% 2022 Notes: 99-25+; 2.157% 2025 Notes: 97-06; 2.448% 2035 Notes: 85-26 1/4; 3.249% 2045 Notes: 85-26 1/4; 3.249%

Spread to Benchmark Treasury:

2018 Notes: +85 basis points (0.85%)

2020 Notes: +110 basis points (1.10%)

2022 Notes: +135 basis points (1.35%)

2025 Notes: +155 basis points (1.55%)

2035 Notes: +175 basis points (1.75%)

2045 Notes: +190 basis points (1.90%)

Yield to Maturity:	2018 Notes: 1.924% 2020 Notes: 2.816% 2022 Notes: 3.507% 2025 Notes: 3.998% 2035 Notes: 4.999% 2045 Notes: 5.149%

Interest Payment Dates:	Semi-annually on January 20 and July 20, commencing on January 20, 2016.

Optional Redemption Provisions:

2018 Notes: Prior to the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points.

2020 Notes: Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. On or thereafter redeemable at 100%.

2022 Notes: Prior to two months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or thereafter redeemable at 100%.

2025 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or thereafter redeemable at 100%.

2035 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points. On or thereafter redeemable at 100%.

2045 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points. On or thereafter redeemable at 100%.

Special Mandatory Redemption:	The Notes, other than the 2025 Notes, are subject to the special mandatory redemption as described in the Preliminary Prospectus Supplement dated July 13, 2015 (the “Preliminary Prospectus Supplement”).

Joint Book-Running Managers:	BARCLAYS CAPITAL INC. BNY MELLON CAPITAL MARKETS, LLC J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

Co-Managers:

MITSUBISHI UFJ SECURITIES (USA), INC.

MIZUHO SECURITIES USA INC.

RBC CAPITAL MARKETS, LLC

SUNTRUST ROBINSON HUMPHREY, INC.

U.S. BANCORP INVESTMENTS, INC.

FIFTH THIRD SECURITIES, INC.

KEYBANC CAPITAL MARKETS INC.

PNC CAPITAL MARKETS LLC

SANTANDER INVESTMENT SECURITIES INC.

SMBC NIKKO SECURITIES AMERICA, INC.

LOOP CAPITAL MARKETS LLC

BB&T CAPITAL MARKETS, A DIVISION OF BB&T SECURITIES, LLC

TD SECURITIES (USA) LLC

CAPITAL ONE SECURITIES, INC.

REGIONS SECURITIES LLC

CUSIP Number:	2018 Notes: 126650 CH1 2020 Notes: 126650 CJ7 2022 Notes: 126650 CK4 2025 Notes: 126650 CL2 2035 Notes: 126650 CM0 2045 Notes: 126650 CN8

Ratings*:	Baa1 / BBB+ (Moody’s / S&P)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Changes to Preliminary Prospectus Supplement

The definition of “Fitch” in the “Description of the Notes—Change of Control” on page S-20 of the Preliminary Prospectus Supplement is deleted in its entirety.

The definition of “Investment Grade Rating” in the “Description of the Notes—Change of Control” on page S-20 of the Preliminary Prospectus Supplement is replaced in its entirety with the following definition.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

The definition of “Rating Agencies” in the “Description of the Notes—Change of Control” on page S-20 of the Preliminary Prospectus Supplement is replaced in its entirety with the following definition.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement dated July 13, 2015.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847, BNY Mellon Capital Markets, LLC by calling toll-free 1-800-269-6864, J.P. Morgan Securities LLC by calling 1-212-834-4533, or Wells Fargo Securities, LLC by calling toll-free 1-800-645-3751.